EXHIBIT 10.21

                                 [COMPANY LOGO]

                             Ableauctions.com, Inc.
                   3112 Boundary Road, Burnaby, B.C. V5M 4A2
                       433-9866 or 437-0777 Fax: 432-9866

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July 31, 2000

PRIVATE & CONFIDENTIAL

Murray Jarvis
1910 Queens Avenue
West Vancouver, B.C.

Michael Collins
3660 Vanness Avenue
Vancouver, B.C.
V5R 5T8

Attention:  Murray Jarvis, President and Michael Collins

Re:  (Purchase of Shares of Warex Supply Ltd.)
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This letter and agreement will set out the details of our discussions  regarding the purchase and sale of the shares of Warex The terms of the transaction would be as follows:

1. Share Purchase: Ableauctions.com, Inc. will purchase 100% of the shares of Warex as a going concern, including all the accounts receivable, material contracts (including most it not all employment agreements), office equipment, furniture arid fixtures, inventory, goodwill, and other intangible property. The only liability of Warex to be assumed by the purchasers will be the loan payable to Jarvis of approximately $168,000.

2.   Purchase Price and Employment Agreements:

     Ableauctions will pay the purchase price for Warex by:

     (a)  paying Warex CDN $177,000 in cash on final closing;

     (b) issuing to WAREX 6,900 shares of Ableauctions at a deemed price of US $8.00 per share, this is an estimated CDN $83,000, shares will be subject to a one year hold;

     (c) Purchase outstanding accounts receivable at market value subject to valuation considerations stated in section 5 below;

3. Covenants, Representations, and Warranties: WAREX will covenant, represent, and warrant that:

     (a) WAREX is a B.C. corporation in good standing and has the power and capacity to sell its assets;

     (b) WAREX will take all necessary corporate action and obtain all necessary consents, including without limitation shareholder approval, to validly transfer the assets to Ableauctions;


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July 31, 2000
Page 2



     (c)  the completion of the purchase and sale will not:

          (i) violate any of the provisions of WAREX' memorandum or articles, or any judgment, order, statute, by-law, regulation, covenant, restriction, or any material contract applicable to WAREX or any of the assets (subject to the obligation to obtain consents if any, in the material contracts);

          (ii) give any person the right to terminate, cancel, or remove any of the assets except that the consent of third parties maybe required to assign the material contracts; or

          (iii)result in any fees, duties, taxes, assessment&, or other amounts relating to any of the assets becoming due or payable other than British Columbia Social Services Tax and Goods and Services Tax payable by Ableauctions in connection with the purchase and h sale;

     (d) WAREX owns and possesses and has a good and marketable title to the assets and on closing the assets will be free and clear of alt liens, charges, mortgages, pledges, security interests, encumbrances, or other claims whatsoever;

     (e) pending closing, WAREX will give Ableauctions and its directors, employees, agents and representatives access to all books and records, contracts, and financial information of WAREX;

     (f) to the knowledge of WAREX, there is no litigation or administrative or governmental preceding or inquiry pending or threatened against or relating to WAREX, its business, or any of the assets;

     (g) there has been no material default in any term, condition, provision, or obligation to be performed under any material contact. each of which is in good standing and in full force and effect, unamended;

     (h) to the knowledge of WAREX, au the inventory and all other machinery and equipment comprised in the assets are in normal operating condition and in a state of reasonable maintenance and repair;

     (i) WAREX has no indebtedness to any person which might by operation of law or otherwise now or hereafter constitute a lien, charge, or encumbrance on any of the assets, except for encumbrances that will be discharged before closing; and

     (j) to the knowledge of WAREX, no copyright, license, patent right, trade mark, wade name) or other intangible property of WAREX used in or relating to its business infringes in any respect the intellectual property right of any person.

Ableauctions would covenant to use its best efforts to obtain regulatory approval of this transaction within a reasonable time.


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July 31, 2000
Page 3


4. Conditions of Closing: The closing of the purchase of the WAREX assets would be subject to the following conditions:

     (a) Ableauctions will have completed satisfactory due diligence on WAREX, WAREX assets, and financial condition;

     (b) Ableauctions will have obtained an independent valuation of the WAREX assets indicating a value of not less than CDN $260,000;

     (c) Ableauctions will have obtained the approval of the NASD and directors (if required) regarding this transaction;

     (d) there will have been no material adverse changes in the assets or business of' WAREX pending closing.

5. Accounts Receivable: WAREX will indemnify and save harmless Ableauctions regarding all accounts receivable purchased on the closing date (it the unpaid accounts exceed a reasonable reserve for bad debts) on a dollar for dollar basis, if Ableauctions fails to collect those accounts within 180 days of closing. Any accounts receivable not collected by Ableauctions within 180 days of closing and determined to be uncollectible by Ableauctions will be purchased by WAREX for an amount equal to the uncollectible balance (less the reserve for bad debts).

6. Closing Date: The effective closing date will be July 31, 2000 and the final closing date will take place within five business days of regulatory and directors approval.

7. Binding Obligations: This letter creates a binding and legal contract between the parties. No other agreement will be created or is intended to be created.

Kindly indicate your agreement with the terms of this letter by signing where indicated below.

Yours truly,

ABLEAUCTIONS.COM, INC.


/s/ Ron Miller
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Ron Miller, Vice President and CFO



We agree with the contents of this agreement as of the ____ day of ____________, 2000.



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Murray Jarvis, President                    Michael Collins